Exhibit 8.1

Thacher Proffitt & Wood LLP Two World Financial Center New York, NY 10281 (212) 912-7400 Fax: (212) 912-7751 www.tpw.com

June 4, 2007

New Hampshire Thrift Bancshares, Inc.

9 Main Street

PO Box 9

Newport, New Hampshire 03773-0009

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of First Community Bank, a Vermont commercial bank (“First Community Bank” or the “Bank”) with and into Lake Sunapee Bank, fsb, a wholly-owned subsidiary of New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“New Hampshire Thrift Bancshares” or “Buyer”). The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of April 16, 2007 by and between New Hampshire Thrift Bancshares and First Community Bank (the “Merger Agreement”). The Merger and related transactions are described in the Merger Agreement and in the Proxy Statement-Prospectus (the “Proxy Statement”) included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement.

In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of New Hampshire Thrift Bancshares and First Community Bank as we have deemed appropriate. We will also rely, without independent verification, upon letters of New Hampshire Thrift Bancshares and First Community Bank to Thacher Proffitt & Wood LLP, dated as of the Effective Date, containing certain tax representations. We will assume that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by New Hampshire Thrift Bancshares and First Community Bank in the foregoing letters will be true, correct and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of New Hampshire Thrift Bancshares, will be consistent with the underlying facts as of the Effective Time. In addition, we will have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

New York, NY                 Washington, DC                 White Plains, NY                 Summit, NJ                 Mexico City, Mexico

New Hampshire Thrift Bancshares, Inc. June 4, 2007	Page 2.

Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

(1) The Merger, when consummated in accordance with the terms of the Merger Agreement, will either constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(2) No gain or loss will be recognized by New Hampshire Thrift Bancshares, Lake Sunapee Bank, fsb, or First Community Bank by reason of the Merger;

(3) The exchange of Bank Stock, to the extent exchanged for Buyer Stock, will not give rise to the recognition of gain or loss for federal income tax purposes to the stockholders of First Community Bank;

(4) Subject to any adjustments to basis as a result of any cash received in exchange for Bank Stock, the basis of the Buyer Stock to be received (including any fractional shares deemed received for tax purposes) by any First Community Bank stockholder will be the same as the basis, as so adjusted, of the Bank Stock surrendered pursuant to the Merger in exchange therefore; and

(5) The holding period of the shares of Buyer Stock to be received by a stockholder of First Community Bank will include the period during which the stockholder held the shares of First Community Bank Stock surrendered in exchange therefore, provided the Bank Stock surrendered is held as a capital asset at the Effective Time.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference thereto under the heading “The Merger - Material United States Federal Income Tax Consequences of the Merger” and “Legal Opinions” in the Proxy Statement, which is a part of the Registration Statement.

Very truly yours,

/s/ THACHER PROFFITT & WOOD LLP